Exhibit 10.1

To: Navios Maritime Holdings Inc. (the Borrower)

March 9, 2016

Dear Sirs,

Up to United States Dollars 50,000,000 Revolving Loan Facility by Navios Maritime Acquisition Corporation to the Borrower

We, Navios Maritime Acquisition Corporation (NNA), are pleased to make available to the Borrower at one time or from time to time, at the request of the Borrower, loans (the Revolver) to the Borrower in an aggregate principal amount up to but not in excess of the amount set forth below in Clause 1 on a revolving loan basis, which loans may be repaid and re-borrowed during the term and subject to the terms set out in this letter (this letter is hereafter referred to as this Agreement).

For the purposes of this Agreement:

Business Day means a day (other than Saturday or Sunday) on which banks are open for business in Athens, Monaco and New York.

Drawdown Date means any Business Day specified by the Borrower as a date on which the Borrower requests NNA to make a loan under this Agreement.

Drawdown Notice means, in relation to each advance, a notice substantially in the form of Schedule 1.

Event of Default means any of the events listed in Clause 11.

Existing Indebtedness means indebtedness of the Borrower and its subsidiaries in existence on the date of this Agreement.

Finance Documents means this Agreement and any other document executed pursuant hereto.

Guarantor means Navios Holdings Europe Finance Inc.

Interest Period means a period of three (3) months for the calculation of interest in accordance with the provisions of Clause 6.

Interest Payment Date means the last day of an Interest Period, provided that if such day is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

Security means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

1.	AMOUNT

The maximum amount of loans or advances pursuant to the Revolver at any time outstanding shall not exceed the principal sum of United States Dollars 50,000,000 (as such amount may be reduced pursuant to Clause 5.3 below, the Maximum Amount).

2.	CONDITIONS PRECEDENT TO THIS AGREEMENT

The obligation of NNA to make the Revolver available shall be subject to NNA receiving, in form and substance satisfactory to NNA, the following:

(a)	an original of this Agreement duly signed by the Borrower and the Guarantor;

(b)	evidence of the authority of any person signing this Agreement on behalf of the Borrower and the Guarantor; and

(c)	any other document, opinion, assurance or authorization that NNA reasonably considers necessary or desirable in connection with the performance of, and the transactions contemplated by, any Finance Document or the validity and enforceability of any Finance Document.

3.	FURTHER CONDITIONS PRECEDENT TO THE REVOLVER

The obligation of NNA to make loans and advances under the Revolver is subject to the following further conditions precedent as at each date the Borrower requests a loan or advance to be made under the Revolver and at each date such a loan or advance under the Revolver is made by NNA:

(a)	the Borrower shall cause the Guarantor to provide a full and unconditional guarantee of the Revolver, duly executed by the Guarantor;

(b)	the Borrower shall, as Security for the Revolver, (i) cause the Guarantor to provide a first priority pledge of all of the Guarantor’s ownership interests in Navios Europe Holdings Inc., duly executed by the Guarantor, and (ii) provide a first priority pledge of 8,000,000 common units of Navios Maritime Partners L.P. owned by the Borrower, duly executed by the Borrower (collectively, the Collateral);

(c)	no Event of Default (defined below), or event which with giving of notice, lapse of time or other condition may constitute an Event of Default, has occurred or is continuing or would result from the borrowing of the Revolver; and

(d)	the representations and warranties made by the Borrower in Clause 9 below are true and correct in all respects.

4.	UTILISATION

4.1	The Borrower must provide NNA with a Drawdown Notice at least one Business Day before the date on which NNA is to make the loan or advance under the Revolver available to the Borrower, which is to be credited to an account to be nominated by the Borrower.

4.2	The Revolver may be borrowed in multiple advances up to the Maximum Amount.

4.3	The Revolver shall be used for general corporate purposes.

4.4	The Borrower agrees to pay to NNA an arrangement fee of United States Dollars 500,000 on the date of the first advance under the Revolver.

5.	REPAYMENT OF THE REVOLVER; OPTIONAL PREPAYMENT, TERMINATION OR REDUCTION OF REVOLVER

5.1	The Borrower must repay the then unpaid principal amount of the Revolver (and any interest accrued thereon) in full on December 31, 2018, unless this Agreement is earlier terminated pursuant to Clause 5.3.

5.2	The Borrower may prepay the Revolver (and any interest accrued thereon), in full or in part, at any time provided however that any sums so prepaid and applied against the Revolver shall be available for re-borrowing hereunder up to the Maximum Amount. The Borrower must give NNA one (1) Business Day’s prior written notice of its intention to prepay the Revolver in accordance with this clause, which notice shall specify the prepayment date and the principal amount to be prepaid.

5.3	Upon at least two (2) Business Days’ prior written notice to NNA, the Borrower may at any time permanently terminate the Revolver in full, or from time to time, permanently reduce, the Maximum Amount in part. Upon any such termination or reduction, the Borrower shall repay the then outstanding principal amount of and accrued and unpaid interest on the then outstanding Revolver in full, in the case of a termination of the Revolver and, in case of any reduction of the Maximum Amount, to the extent that, after giving effect to such reduction, the then outstanding principal amount of the Revolver exceeds the Maximum Amount, the Borrower shall repay such excess, together with accrued and unpaid interest with respect to such excess. NNA shall have no further obligation to make loans or advances to the Borrower following termination of the Revolver or to make loans or advances to the Borrower in excess of the Maximum Amount as reduced.

6.	INTEREST

6.1	The rate of interest in respect of the Revolver will be based on 3-month LIBOR plus 3% per annum (the Interest Rate).

6.2	The Borrower must pay interest in respect of each Interest Period relating thereto on each Interest Payment Date.

6.3	The initial Interest Period shall commence on the initial Drawdown Date, and each subsequent Interest Period shall commence on the last day of the prior Interest Period. Each loan and advance of the Revolver shall bear interest at the Interest Rate from the date drawn until the date such loan or advance is repaid.

6.4	The Borrower must also pay accrued interest on the Revolver at the time of repayment or prepayment in accordance with Clause 5.

7.	DEFAULT INTEREST

If the Borrower fails to pay any amount due under this Agreement it must pay default interest on demand on any overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate of 2% per annum above the Interest Rate on such overdue amounts.

8.	PAYMENTS

8.1	All payments by the parties are to be made in immediately available funds to NNA on the due date to a designated account in a country with the currency of United States Dollars. However, amounts payable in respect of any Tax (defined below), fees, costs and expenses are payable in the currency in which they are incurred.

8.2	The Borrower’s payments must be made without set-off or counterclaim and without any deduction, including, without limitation, any tax, levy, impost, stamp duty, duty or other charge or withholding of a similar nature (collectively referred to as Tax), except to the extent required by law. If the Borrower is compelled to make any deductions, the Borrower will pay an additional amount to ensure receipt by NNA of the full amount which NNA would have received but for such deduction.

8.3	The Borrower shall indemnify NNA upon demand against any loss or liability which NNA determines will be or has been suffered (directly or indirectly) by it for or on account of any Tax or registration fees or in respect of the entry into, performance or enforcement of any Finance Document.

9.	REPRESENTATIONS AND WARRANTIES

The Borrower and the Guarantor each represents and warrants, for itself, that:

(a)	the Finance Documents, at the time of execution, are or will be legally binding, valid and enforceable upon each of the Borrower and the Guarantor;

(b)	the entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not conflict with:

(i)	any law or regulation applicable to it; or

(ii)	any document which is binding upon it or any of its assets;

(c)	no Event of Default has occurred or will result from the entry into, or the performance of any transaction contemplated by, the Finance Documents; and

(d)	no litigation, arbitration or administration proceedings are pending or, to the Borrower’s knowledge, threatened, which have had or, if adversely determined, are reasonably likely to have a materially adverse effect on the Borrower, its ability to repay the Revolver or the enforceability of the Finance Documents.

10.	UNDERTAKINGS

10.1	Information

The Borrower must notify NNA, promptly upon it becoming aware, of details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which have or might have a materially adverse effect on the Borrower.

10.2	Negative Pledge

Each of the Borrower and the Guarantor shall not without the prior written consent of NNA:

(a)	unless otherwise provided in the Finance Documents, sell, transfer or otherwise dispose of any of its interest in the Collateral or substantially all of its assets;

(b)	other than the Collateral to be provided as Security in connection with this Agreement, create or permit to subsist any Security in respect of its assets or rights other than in the ordinary course of business; or

(c)	enter into any other arrangement having a similar economic effect as (a) or (b) above, except to the extent contemplated under the Finance Documents or the Existing Indebtedness.

10.3	Compliance with laws

The Borrower must comply in all respects with all laws to which it is subject and shall obtain, maintain and comply with the terms of any authorization required under any law or regulation to perform its obligations under, or for the validity or enforceability of, the Finance Documents.

11.	EVENTS OF DEFAULT

If at any time:

(i)	the Borrower fails to pay on the due date any amount payable by it under any Finance Document;

(ii)	the Borrower fails to comply promptly with the terms of any Finance Document;

(iii)	the Borrower makes any representation or warranty (or such representation or warranty is repeated by the Borrower) under the Finance Documents which are incorrect or misleading in any respect;

(iv)	it becomes illegal for the Borrower or NNA to make or maintain any of its obligations under the Finance Documents;

(v)	any of the Finance Documents are not effective in accordance with their terms or are alleged by the Borrower or the Guarantor to be ineffective with their terms for any reason;

(vi)	the Collateral shall cease to be effective as Security for the Revolver;

(vii)	at NNA’s option, an event of default under documentation governing other secured indebtedness of the Borrower, provided that such event of default results in acceleration of payment of principal under such secured indebtedness; or

(viii)	the Borrower or the Guarantor is declared insolvent or similar proceedings are taken in respect of the Borrower or its assets,

(each event listed under (i) to and including (viii) above being an Event of Default) NNA may, by notice to the Borrower, cancel all or any part of the Revolver and declare all or any part of the Revolver and interest thereon and all other amounts payable to NNA in respect thereof, immediately due and payable and enforce any rights it may have under the Finance Documents; provided, that upon the occurrence of an Event of Default under (viii) above, the Revolver shall become immediately due and payable without further action on the part of NNA.

12.	SUBSTITUTION OF COLLATERAL

Notwithstanding anything in this Agreement to the contrary, the Borrower shall have the right from time to time to substitute other collateral reasonably acceptable to Lender for all or a portion of the existing Collateral and to obtain a release of such existing Collateral as Security for the Revolver.

13.	INDEMNITIES

The Borrower indemnifies NNA against any loss or liability NNA incurs as a consequence of:

(a)	the occurrence of an Event of Default;

(b)	any failure by the Borrower to pay any amount due under the Finance Documents on its due date;

(c)	preparation and enforcement of, or preservation of any rights under, any Finance Document; and

(d)	any judgment or claim being payable in a different currency from that agreed in this Agreement.

14.	ASSIGNMENTS

NNA may assign all or any of its rights under any of the Finance Documents without the Borrower’s consent. The Borrower and the Guarantor shall not assign any of its respective rights or obligations under any of the Finance Documents.

15.	WAIVERS

15.1	Any term of the Finance Documents may be amended or waived with the agreement of NNA and the Borrower.

15.2	No failure or delay by NNA in exercising any right, power or privilege under any Finance Document shall operate as a waiver thereof or prejudice any other or further exercise by NNA of any of its rights or remedies under any Finance Document. The rights and remedies contained in the Finance Documents are cumulative and not exclusive of any right or remedies provided by law.

16.	LAW AND JURISDICTION

This Agreement and any non-contractual obligations connected with it shall be governed by New York law and the New York courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

18.	NOTICES

18.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax: or

(ii)	to the extent agreed between NNA and the Borrower, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

18.2	Contact details

(a)	The contact details of the NNA for this purpose are:

Address:	7 Avenue de Grande Bretagne, Office 11B2
Monte Carlo, MC 98000 Monaco
Fax number:	+302104531984
E-mail:	lkorres@navios.com
Attention:	Leonidas Korres

(b)	The contact details of the Borrower and the Guarantor for this purpose are:

Address:	7 Avenue de Grande Bretagne, Office 11B2
Monte Carlo, MC 98000 Monaco
Fax number:	+302104531984
E-mail:	vpapaefthymiou@navios.com
Attention:	Vasiliki Papaefthymiou

(c)	NNA or the Borrower or the Guarantor may change their contact details by giving five Business Days’ notice to the other parties.

19.	SERVICE OF PROCESS

Each of the Borrower and the Guarantor irrevocably appoints Navios Corporation located at 825 Third Avenue, 34th Floor, New York, NY 10022, as its agent for service of process in any proceedings before the New York courts in connection with this Agreement. The Borrower and the Guarantor each agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings. This clause does not affect any other method of service allowed by law.

If you agree to the above, please sign and return the enclosed copy of this letter.

Yours faithfully,

LENDER

By:	/s/Anna Kalathakis
Name: Title:	Anna Kalathakis Authorized Officer

for and on behalf of
NAVIOS MARITIME ACQUISITION CORPORATION

We agree to the above.

BORROWER

By:	/s/ Vasiliki Papaefthymiou
Name:	Vasiliki Papaefthymiou
Title:	Authorized Officer

or and on behalf of
NAVIOS MARITIME HOLDINGS INC.

GUARANTOR

By:	/s/ Alexandros Laios
Name:	Alexandros Laios
Title:	Authorized Officer

or and on behalf of
NAVIOS HOLDINGS EUROPE FINANCE INC.